EXHIBIT 16.1 TO FORM 8-K

June 14, 2016
Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 14, 2016, of Radio One, Inc., and are in agreement with the statements contained in the third, fourth, and fifth paragraphs of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP